Exhibit 10.68

THIS AGREEMENT (in pursuance of the Land Transfer Form Act - Part 2), effective the 1st day of April, 2022 (the “Effective Date”).

BETWEEN:

Kathryn Joy Atkinson

of 2934 Jameson Road, Nanaimo, BC V9R 6W8

herein after referred to as the “Lessor”.

AND:

Taste of BC Aquafarms Inc. (Tenant)

of 2930 Jameson Road, Nanaimo, BC V9R 6W8

herein after referred to as the “Lessee”.

WHEREAS The Lessor is the registered owner of the following property in Nanaimo, Province of British Columbia, with Civic Address 2930 Jameson Road, Nanaimo BC V9R 6W8 and legally described as:

PID 028 137 353 Plan VIS6917 Lot B, Section 12 Range 4, Mountain District

And wishes to lease only the portion consisting of approximately 2.60 acres as shown on the map in Appendix 1 and for futher context, as shown in Appendix 2 labeled as “A”.

This portion is herein after referred to as “the Lands.”

Grant of Lease

1)	Subject to the terms and conditions set out in this Lease, the Lessor agrees to lease the Lands to the Lessee.

Scope of the Lands Leased

2)	The Lands include all:

a)	buildings on the Lands as of the Effective Date

b)	buildings constructed on the Lands during the term of this Lease;

c)	ways, paths and passages on the Lands;

d)	waters and water courses on the Lands, including access to and use of water; and

e)	privileges, advantages and appurtenances whatsoever related to the Lands;

f)	EXCEPT:

i)	any buildings on the portion shown as “SA1” on Appendix 1 (“Accessory A”), except as provided per clause 9; and

ii)	any residential buildings.

Pre-existing Terms or Easements

3)	This grant of lease is subject to:

a)	existing terms contained in any original grant of the Lands or in any other disposition from the Crown with respect to the Lands; and

b)	any highway, or public right-of-way, watercourse, right of water or other public easement found on the Lands.

4)	The Lessor represents that the Lessor has informed the Lessee of any and all pre-existing terms or public easements described in clause 3.

Duration of Lease

5)	This Lease will be in effect a period of FIVE (5) years, starting on the Effective Date (the “Term”).

Basic Rent Payable

6)	The Lessee will pay to the Lessor the sum of $2,370 per month (the “Basic Rent”), on the 1st day of each and every month during such period commencing April 1, 2022 with the first payment made on April 2022 to cover rent for the period from January to April 2022 (4 months of rent);

7)	The Lessee will pay, at the times and in the manner set out in the Lease, all applicable GST/HST on any amount payable by the Lessee under the Lease.

Accessory A

8)	The Lessor may contruct, modify, possess or otherwise utilize Accessory A without restriction and any said building remains the property of the Lessor, notwithstanding any other provision of this Lease.

9)	While the Lease is in effect, the Lessee may elect to share non-exclusive usage of Accessory A on a month-to-month basis, upon providing THIRTY (30) days written notice to enact or terminate this option. If the Lessee elects to use Accessory A, the Lessee shall pay as additional rent an amount as determined from time-to-time by the Lessor, but not less than $500 per month.

Operating Expenses and Additional Rent

10)	The term “operating expenses” as used herein shall mean and include all expenses incurred and payable by the Lessor in the operation, maintenance, repair and management of the Lands, being expenses which are ordinarily chargeable against income in accordance with Generally Accepted Accounting Principles and without restricting the generality of the foregoing shall include:

a)	all taxes, rates and assessments, whether general or special now or hereafter levied, rated or assessed for municipal, school or other purposes or levied, rated or assessed by any lawful government authority for any purposes with respect the Lands;

b)	electric power and utility expenses, other than those referred to in clause 25;

c)	salaries and wages (including the employee benefits, workers compensation) and the costs of independent service contracts incurred in the cleaning, maintenance and or operation of buildings, grounds or parking on the Lands, or roadways providing access to the Lands;

d)	all charges incurred as a result of the Lessor obtaining insurance as provided for in clause 37;

e)	expenses incurred in cleaning and repainting the exterior of buildings on the Lands;

f)	expenses incurred in keeping free of litter, dirt, snow and ice of parking areas, yards, sidewalks on roadways on or provided access to the Lands;

g)	all costs for regular maintenance, repairs and upkeep of improvements to the Lands including without limitation, plumbing and electrical equipment and systems, communication equipment and systems, save and except as specifically set out herein.

11)	The Lessee shall pay as additional rent its proportionate share of the operating expenses for each calendar year.

12)	The Lessee shall pay as additional rent any and all license fees and taxes imposed in connection with the use of the Lands, any improvements to the lands, or with the particular business of the lessee or in connection with any form of equipment used by the Lessee on the Lands.

13)	Any amount payable by the Lessee under this clause(s) 10, 11 or 12 shall be deemed to be rent and shall be collectible and paid as additional rent within THIRTY(30) days after demand by the Lessor. The Lessor may estimate for any calendar year the amount payable by the Lessee and the Lessee shall upon demand pay to the Lessor on the 1st day of each month, ONE TWELFTH (1/12th) of the Lessor’s estimate. The Lessor shall then account to the Lessee for such amounts prior to March in each year.

14)	Notwithstanding the provision of the preceding clause 13 and with respect to the Lessee’s proportionate share of realty, school and local improvement taxes, the Lessor may at its option estimate the said realty, school and local improvement taxes in advance of the date upon which the said taxes become due and the Lessee shall pay its proportion of such estimate taxes in equal monthly installments as additional rent during the prceeding such due date; with any overpayment to be rebated to the Lessor, or any deficiency paid to the Lessor on the date that its said taxes are due. An estimate pursuant to this clause precludes the Lessor from including the said estimated taxes otherwise made under the preceding clause 13.

Net Lease

15)	Subject to terms herein, the parties agree that it is their purpose, intent and agreement that rent aforementioned shall be absolutely net to the Lessor so that this Lease shall yield in net to the Lessor the rent specified in clause 6 free of any charges, assessment, impositions or deductions of any kind without abatement, deduction or set-off and under no circumstances or conditions, whether now or existing or hereafter or be under other obligation or liability hereunder (except as herein otherwise expressly set forth).

Offer to Renew

16)	If the Lessee duly and punctually observes the covenants, agreements, conditions, and provisos in this Lease on the part of the Lessee to be observed and performed, the Lessor shall at the expiration of the Term, at the cost of the Lessee and at its request by written notice delivered to the Lessor, in the manner provided in this Lease, not later than six (6) months prior to the expiration of the Term, grant to the Lessee a renewal lease of the Premises for two further terms of fix (5) years (the “Renewal Term”) from the expiration of the Term, upon all of the covenants, agreements, conditions, and provisos contained in this Lease except this covenant for renewal and any provisions for exclusive use, bonuses, leasehold improvements, or inducement and except the Basic Rent (the “Renewal Term Rent”) to be paid during the Renewal Terms. The Rent for the Renewal Terms shall be the prevailing fair market rental for lands of similar size, quality, use and location, as agreed between the parties, and failing such agreement, as determined by arbitration pursuant to clause 42, provided however that during the Renewal Term, the Rent shall not be less than the Rent payable in the last month of the expiring term.

Termination

17)	This Lease may be terminated in the following ways:

a)	upon written agreement of both Lessor and Lessee to terminate this Lease;

b)	the Lessee gives the Lessor 30 days advance written notice that the Lessee wishes to terminate this Lease, notwithstanding rent will be payable to the nearest 5 year anniversary of the lease;

c)	the Lessee does not pay Rent when due and the Lessor gives the Lessee written notice of an intention to terminate this Lease for non-payment of Rent, unless the Lessee pays the outstanding Rent in full within 30 days of receipt of the notice, in which case this Lease remains in force;

d)	any party to this Lease gives the opposing party written notice of the opposing party’s non-performance of one or more of the covenants contained in this Lease, specifying the instance(s) of non-performance, and the opposing party does not

i)	contest the notice by initiating dispute resolution pursuant to this Lease, or

ii)	correct the non-performance;

e)	the Lessee becomes insolvent or bankrupt and takes the benefit of any act that may be in force for bankrupt or insolvent debtors;

f)	any of the Lessee’s property on the Lands is seized or taken in execution or attachment by any creditor of the Lessee; or

g)	the Lessee makes an assignment for the benefit of his creditors.

18)	If the Lessor terminates this Lease in accordance to subclause 17 b) or 17 c) then the Lessor must notify the Lessee of the termination, after which the Lessor may immediately:

a)	take possession of the Lands or any part thereof; and

b)	subject to clause 22, remove all persons and property from the Lands, if the Lessee does not do so.

Overholding

19)	If, following the expiry of the term of this Lease, the Lessee continues to occupy the Lands and the Lessor continues to accept Rent, the new tenancy created is deemed to be a monthly tenancy subject to all the provisions of this Lease insofar as those provisions apply to a tenancy from month to month.

Ownership and Transfer

20)	The Lessee owns all personal property improvements (chattels) brought or made on the Lands at the Lessee’s expense or on the Lessee’s behalf during the period of time covered by this Lease.

21)	All improvements to the real property (fixtures), alterations, additions, partitions, and built in cabinet work and fixtures, and wall to wall carpeting and fixtures whether placed there by the Lessee or the Lessor, shall at the expiration or earlier termination of the Lease become the Lessor’s property without compensation therefore to the Lessee at any time.

22)	All articles of personal property and all furniture, business and trade fixtures, machinery and equipment, and unharvested crops, owned or installed by the Lessee at the expense of the Lessee in the Lands shall remain the property of the Lessee and may be removed by the Lessee at its expense, providing the the Lessee shall repair any damage to the Lands or buildings thereon caused by the aforesaid removal. If the Lessee does not remove its property forthwith after written demand by the Lessor, such property shall if the Lessor elects be deemed to become the Lessor’s property or the Lessor may remove the same at the expense of the Lessee the cost of such removal to be paid by the Lessee forthwith to the Lessor on written demand, the Lessor not to be responsible for any loss or damange to such property because of such removal.

Subordination and Non-Disturbance

23)	This Lease is and will be subject, subordinate, and postponed to all Mortgages to the extent that without execution of any document other than this Lease, the Mortgages will have priority over this Lease notwithstanding the respective dates of execution, delivery, or registration of them. Without limiting the generality of the foregoing, the Lessee agrees to promptly execute any document in confirmation of such subordination and postponement of this Lease to any of the Mortgages, provided however that such subordination or postponement will not be effective with respect to a specific Mortgage unless and until the Lessor’s Mortgagee holding such Mortgage confirms in writing to the Lessee that the Lessee has the right, if not in default under this Lease, to remain in possession of the Lands in accordance with the terms of this Lease in the event the Lessor’s Mortgagee obtains title to the Lands by way of foreclosure or otherwise.

Attornment

24)	Whenever required by any of the Lessor’s Mortgagees under any of the Mortgages, or in the event of an exercise by any of the Lessor’s Mortgagees of the power of sale in any of the Mortgages, the Lessee will attorn to and become, in each case, a tenant of such Lessor’s Mortgagees or any purchaser from such Lessor’s Mortgagee for the then unexpired residue of the term upon all of the terms and conditions of this Lease.

Utilities

25)	The Lessee must promptly pay all charges for heat, water, gas, hydro, sewage, telecommunications, and all other utilities supplied to or consumed on the Lands.

Taxes

26)	The Lessor shall pay or cause to be paid all taxes, levies, duties, assessments and license fees whatsoever whether municipal, school, provincial, parliamentary or otherwise levied, imposed or assessed against the Lands or upon the Lessee in respect thereof, but this clause 26 does not alter any obligations of the Lessee under and of the provisions of clause 12.

Liens

27)	The Lessee must make best efforts to prevent the filing of any liens, judgments, or other charges against the Lands. In the event of the filing of any liens, judgments or charges against the said lands as a result of the actions of the Lessee, the Lessee must, within 30 days of being advised of same, take all necessary steps to have the liens or charges discharged or cancelled.

Lessor Access

28)	The Lessee must permit the Lessor to enter the Lands:

a)	at any time in the case of an emergency that threatens life or property; and

b)	upon at least 24 hour’s notice and during regular business hours, where such will not unreasonably disturb or interfere with the Lessee’s use of the Lands, to examine and inspect the Lands.

Responsible Use

29)	The Lessee must use the Lands in a socially responsible manner, causing no harm and creating no nuisance to neighbours. The Lessee takes responsibility for the use of the Lands by members of the Lessee’s families, employees, friends or visitors.

Construction

30)	The Lessee must:

a)	not alter, improve, change, remodel, tear down or destroy any buildings erected upon the Lands without written approval from the Lessor; and

b)	not construct housing for human habitation on the Lands without written approval from the Lessor. Any housing construction must meet all federal, provincial and local government legislation and bylaws.

Operations

31)	The Lessee must:

a)	use the Lands only for the primary purposes scientific research, development or farming of legal commercial crops;

b)	perform all acts required to be done under any Act or by regulation or by-laws with respect to weed and insect control;

c)	comply with all the laws, rules, regulations and ordinances and by-laws of any government or other body having jurisdiction over the Lands; and

d)	at the time of expiry or termination leave the Lands in the same or better condition than recorded on the Effective Date.

Repair and Maintenance

32)	The Lessee assumes full responsibility for the operation, repair, and maintenance of the Lands and any improvements constructed on the Land (whether or not such improvements were constructed by the Lessee), ensuring all is kept in good working condition (including fixtures and chattels).

33)	If the Lessee fails to meet any expense when due or carry out repair or maintenance work on the Lands and improvements that is reasonably necessary and not merely cosmetic, then the Lessor may give the Lessee written notice to pay the said expense or commence the said work. If the Lessee does not abide by the notice or initiate dispute resolution under this Lease within 30 days, then the Lessor may enter the Lands and do the said work or pay the said expenses all at the expense of the Lessee, the cost of which is added to the Rent.

Liability for Property Damange and/or Personal Injury

34)	The Lessor shall not be responsible for any damage in or upon the Lands for any reason or cause whatsoever, or for any personal injury sustained by the Lessee, its officers or employees, or other persons, or for any property loss, howsoever occurring, and the Lessee shall have no right to any diminuition of rent in such cases; and without restricting the generality of the foregoing, the Lessor shall not be liable for any injury or damage to persons or property resulting from fire, exploseion, falling plaster, steam, gas, electricity, water, rain, or snow or leaks from any port of any building or from pipes, appliances or from any other place, or by dampness, or for such injury or damage by any cause of whatever nature, including negligence of the Lessor or its servants or agents.

35)	The Lessee shall reimburse the Lessor for all expenses, damages, losses or fines incurred or suffered by the Lessor by reason of any breach, violation or non-performance by the Lessee of any covenant or provision of this Lease or by reason of damage to persons or property caused by the Lessee, its servants or agents.

36)	The Lessee shall give the Lessor immediate notice in case of fire or accident on the Lands.

Liability Insurance

37)	The Lessee shall carry public liability and property damage insurance in the minimum amount of Five Million ($5,000,000) Dollars (Canadian) inclusive on an occurrence basis, or such higher minimum amount as the Lessor may from time to time reasonably demand on notice, covering and in the name of both the Lessor and the Lessee in respect of the Lands and the Lessee’s business and activities thereon, and to pay the premiums for such insurance and to deposit certificates with respect to such insurance and proof of the payment of such premiums with the Lessor, all such insurance to be carried in a company or companies satisfactory to the Lessor and be of a type and form satisfactory to the Lessor, and any such policy shall not be cancellable or materially alterable without thirty (30) days’ notice first having been given to the Lessor; PROVIDED that if the Lessee fails to insure and keep insured as herein provided, the Lessor may, but shall not be hereby be obligated to, effect such insurance at the cost and expenses of the Lessee, and any sum so expended to the Lessor shall be added to the Rent due on the next succeeding payment date and such amount in addition to the regular payment then due shall constitute Rent herunder.

Quiet Enjoyment

38)	The Lessor must:

a)	not interfere with the personal lives, associations, expressions or actions of the Lessee, except insofar as permitted under terms and conditions of this Lease;

b)	expressly recognize the rights of the Lessee to the quiet enjoyment of the Lands and to the Lessee’s right of privacy; and

c)	not enter into agreements with others in regards to use and occupation of the Lands without written approval from the Lessee.

39)	The Lessor does not warrant that any service or facility provided by it hereunder will be free from interruptions caused or required by maintaince, repairs, renewals, modifications, strikes, riots, insurrections, labour controversies, accidents, fuel shortages, governmental intervention, force majeure, acts of God, or other cause or causes beyond the Lessor’s reasonable care and control. No such interruption shall be deemed an eviction or disturbance of the Lessee’s enjoyment of the Lands nor rendor the Lessor liable in damages to the Lessee nor relieve the parties from their obligations under this Lease.

Subletting and Assigning

40)	The Lessee may not assign or sublet the Lands in whole or in part without the Lessor’s prior consent in writing, such consent at the unfettered discretion of the Lessor.

Dispute Resolution

41)	If a breach of this Lease occurs or is threatened, or if there is disagreement as to the meaning of this Lease:

a)	either the Lessee or the Lessor may give notice to the other parties requiring a meeting of all parties for dispute resolution within 5 business days of receipt of the notice;

b)	all activities giving rise to an alleged breach, or threatening a breach of this Lease, or giving rise to a disagreement as to the meaning of this Lease, must immediately cease upon receipt of the notice;

c)	the parties must meet and attempt to resolve the dispute, acting reasonably and in good faith, within 5 business days of receipt of the notice;

d)	if the parties are not able to resolve the matter within that time, the parties may appoint a mutually acceptable person to mediate the matter. If the parties are unable to agree on the appointment of a mediator within 5 business days after the mediation process is invoked, any party may apply to the British Columbia Mediator Roster Society, or its successor, or such other organization or person agreed to by the parties in writing, for appointment of a mediator. The parties must act reasonably and in good faith and cooperate with the mediator and with each other in an attempt to resolve the matter within 5 business days of the appointment of the mediator;

e)	the cost of the mediation will be borne equally between the parties, which costs will not include costs incurred by a party for representation by counsel at the mediation; and

f)	a party may not seek to have an alleged breach of this Lease adjudicated in Court until the dispute resolution process set out in this clause has concluded, unless both parties agree to forego mediation.

42)	In the event that the Lessee does not accept the Lessor’s rental demand for the term of renewal, then the said rate of rent will be determined by the award of three arbitrators or a majority of them, one to be named by Lessor and one by the Lessee at least SIXTY (60) days before the expiration of the term hereby granted and the two arbitrators thus chosen will within SEVEN (7) days after their appointments select a third arbitrator, and their award or the award of the majority of them will be made not later than FORTY (40) days before the commencement of the renewal term. But in the determining of the rent aforesaid, the arbitrators will exclude from the calculations made in such determination the value of improvements made to the Premises by the Lessee; provided always that the rate of rent for any period of renewal shall not be less than the rate of rent for the preceding term. If the Lessor or Lessee neglects or refuses to name its arbitrator within the time hereinbefore limited or to proceed with the said arbitrator, then the arbitrator named by the other party will proceed to fix the rate of rent to be paid for the ensuing term, and the award of such arbitrator will be final and binding on both the Lessor and the Lessee. Such arbitration will otherwise be pursuant to the provisions of the Arbitration Act, R.S.B.C. 1996 Chapter 55 as it is from time to time amended.

Lessor’s Expenses Enforcing Lease

43)	In the event that it be necessary for the Lessor to retain the service of a solicitor or any other proper person for the purpose of assisting the Lessor in enforcing any of its rights hereunder in the event of default on the part of the Lessee, the Lessor shall be entitled to collect from the Lessee the cost of all such services as if the same were rent reserved and in arrears hereunder.

Non-Waiver

44)	If the Lessor does not insist upon strict performance of any of the conditions in this Lease this is not a waiver or relinquishment for the future of any such condition unless the Lessor gives a waiver in writing. The acceptance of any rent or performance of any Lease condition by a person other than the Lessee shall not be construed as an admission by the Lessor of any right, title or interest of any such persons as a sub-tenant, assignee, transferee or otherwise in place and stead of the Lessee.

Independent Contractor

45)	The Lessor enters into this Lease as an independent contractor and in no sense is the Lessee or the Lessee’s employees, invitees or agents to be considered an agent of or under the control of the Lessor.

Notice

46)	All notices, demands and communications hereunder to a party shall be in writing and given by personal delivery or by registered mail, postage prepaid, to the address of the party as set out on the first page of this Lease or at such address as a party may from time to time notify the other in writing, and such notice, demand or communication shall be effective as of the day of such personal delivery, or as of TWO (2) days following the date of such posting as the case may be.

General

47)	This Lease and everything herein contained shall endure to the benefit of and be binding upon the heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each of the parties hereto, subject to the granting of consent by the Lessor to any assignment or sub-lease, and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, assigns and other legal representatives of such party.

48)	Where there is more than one Lessee, the provisions herein shall be read with all grammatical changes thereby rendered necessary and all the covenants shall be deemed joint and several.

49)	Amendments and alterations to this Lease must be in writing, must be signed by both the Lessee and the Lessor and must be appended to this Lease.

50)	In the event of an emergency situation the Lessee may use their best judgment to respond to the emergency and must notify the Lessor as soon as possible of the actions taken.

51)	The parties agree that this Lease does not give rise to a partnership relationship.

52)	The parties agree that this Lease will be construed in accordance with, and be governed by, the laws of the Province of British Columbia and the laws of Canada applicable thereto.

53)	Notwithstanding the termination or expiry of this Lease:

a)	the Lessee shall continue to be liable to the Lessor for all outstanding Rent due at the time of termination or expiry of this Lease; and

b)	the provisions in this Lease under the headings “Overholding”, “Ownership and Transfer” and “Dispute Resolution” will continue in effect.

54)	Time is of the essence of this Lease.

55)	This Lease is the complete and exclusive agreement between the parties and it supersedes all other agreements between the parties with respect to the Lands, whether oral or written, including any renewals and extensions and restatements.

Interest

56)	If the Lessee does not pay Rent on or before the due dates in this Lease, the Lessee agrees to pay interest on the amount of unpaid Rent at the rate of the prime business interest rate set by the Bank of Canada, plus 12%.

THE LESSOR

Kathryn Atkinson (Landlord)

Janet Atkinson	Per:	/s/ Kathryn Atkinson
(Witness)

THE LESSEE

Taste of BC Aquafarms Inc. (Tenant)

Janet Atkinson	Per:	/s/ Ben Atkinson
(Witness)	(President: Ben Atkinson)